CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Plan Administrator
Firstbank Corporation 401(k) Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-95427) on Form S-8 of Firstbank Corporation, of our report dated June 27, 2008, with respect to the statements of net assets available for benefits of Firstbank Corporation 401(k) Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2007, supplemental schedule of assets (held at end of year), which report appears in the December 31, 2007, annual report on Form 11-K of Firstbank Corporation 401(k) Plan.

/s/Rehmann Robson
REHMANN ROBSON, P.C.

Saginaw, Michigan
June 27, 2008